Exhibit 23.3

Consent of eSite, Inc.

We hereby consent to the use of our firm’s name, eSite, Inc., in the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission by Grocery Outlet Holding Corp. (the “Company”) (f/k/a Globe Holding Corp.) in connection with the public offering of the Company’s common stock, and any amendments thereto, including the prospectus contained therein (the “Registration Statement”), to the inclusion of quotations or summaries of or references in the Registration Statement to information contained in the market analyses or reports prepared for and supplied to the Company by eSite, Inc., and to being named as an expert in the Registration Statement (and being included in the caption “Experts” in the Registration Statement). eSite, Inc. also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

We further wish to advise that eSite, Inc. was not employed on a contingent basis at the time of preparation of our market analyses or reports, and is not at present, and that neither eSite, Inc. nor any of its employees had or now has a substantial interest in the Company or any of its subsidiaries or affiliates.

ESITE, INC.

By:	/s/ CHARLES W. WETZEL
Name:	Charles W. Wetzel
Title:	President

September 27, 2019